Frontier Group Holdings, Inc. Announces New Board Member
DENVER – June 25, 2024 - Frontier Group Holdings, Inc. (NASDAQ: ULCC), parent company of Frontier Airlines, Inc., today announced the appointment of Nancy L. Lipson to the company’s Board of Directors.
“We are very pleased to have Ms. Lipson join the Frontier Board of Directors,” said William A. Franke, chairman of Frontier Group Holdings, Inc. “Her extensive experience in the corporate legal arena, along with a variety of other key disciplines of great importance to our organization, will be of tremendous benefit. Her contributions and experience gained through Board positions in the non-profit sector are greatly valued, as well.”

Ms. Lipson served as Executive Vice President and Chief Legal Officer of Newmont Corporation (NYSE: NEM), the world’s largest gold mining company and significant producer of copper, silver, lead, and zinc, until June of 2023. While at Newmont, Ms. Lipson was a central advisor and corporate secretary to the compensation committee of the Board. She also developed deep expertise in the areas of sustainability, corporate strategy, business integrity and compliance. Prior to Newmont, Ms. Lipson held corporate legal roles at companies including USWest/Qwest and Sports Authority, as well as serving as a commercial litigator in private practice.

For six years, Ms. Lipson served on the Board of Trustees of the Colorado Legal Aid Foundation, as well as the Board of Denver CASA (Court Appointment Special Advocates). In 2018, she was named one of Colorado’s Most Powerful Women by the Colorado Women’s Chamber of Commerce.

Ms. Lipson is a Cum Laude graduate of Colorado College and received her law degree from the University of California, San Francisco.

About Frontier Airlines
Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (NASDAQ: ULCC), is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the company operates 147 A320 family aircraft and has the largest A320neo family fleet in the U.S. The use of these aircraft, along with Frontier’s high-density seating configuration and weight-saving initiatives, have contributed to Frontier’s continued ability to be the most fuel-efficient of all major U.S. carriers when measured by available seat miles (ASMs) per fuel gallon consumed. With approximately 200 new Airbus planes on order, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.
Contacts:
Corporate Communications
Jennifer F. de la Cruz
Email: JenniferF.Delacruz@flyfrontier.com
Phone: 720.374.4207

Investor Relations
David Erdman
Email: David.Erdman@flyfrontier.com
Phone: 720.798.5886